Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APPFOLIO, INC.

The undersigned does hereby certify on behalf of AppFolio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), as follows:

1. The undersigned is the duly elected and acting President and Chief Executive Officer of the Corporation.

2. The Amended and Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on November 26, 2013.

3. This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as currently in effect.

4. The first paragraph of ARTICLE 4 of the Corporation’s Amended and Restated Certificate of Incorporation is to be amended and restated in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 123,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 68,026,659 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation”

5. The holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, AppFolio, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on September 5, 2014.

/s/ Brian Donahoo
Brian Donahoo
President & Chief Executive Officer